Exhibit 99.1

Reviva Pharmaceuticals Announces Pricing of $5.0 Million Underwritten Offering Priced At-the Market Under Nasdaq Rules

CUPERTINO, Calif., August 21, 2024 — Reviva Pharmaceuticals Holdings, Inc. (NASDAQ: RVPH) (“Reviva” or the “Company”), a late-stage pharmaceutical company developing therapies that seek to address unmet medical needs in the areas of central nervous system (CNS), inflammatory and cardiometabolic diseases, today announced the pricing of an underwritten offering of 4,761,905 shares of the Company’s common stock (or pre-funded warrants in lieu thereof) and investor warrants to purchase up to 4,761,905 shares of common stock. The combined offering price of each share of common stock and accompanying warrant sold in the offering (including the pricing for the warrant repricing described below) will be equal to $1.05, priced at-the-market under the Nasdaq rules. The combined offering price of each pre-funded warrant and accompanying warrant sold in the offering will be equal to $1.0499. The warrants have an exercise price of $0.7964 per share, will be immediately exercisable and will expire five years following the date of issuance. The pre-funded warrants have an exercise price of $0.0001 per share, will be immediately exercisable and may be exercised at any time after their original issuance. The offering is expected to close on or about August 22, 2024, subject to customary closing conditions.

Reviva expects to receive aggregate gross proceeds from the offering of approximately $5.0 million, excluding underwriting discounts and commissions and other offering-related expenses.

Reviva intends to use the net proceeds from the offering, together with its existing cash and cash equivalents, to fund research and development activities, including the Company’s registrational global, randomized 4-week Phase 3 RECOVER-2 trial, and for working capital and other general corporate purposes.

Titan Partners Group, a division of American Capital Partners, is acting as sole bookrunner for the offering.

The Company also has agreed that certain existing warrants held by the investor in the offering to purchase up to an aggregate of 4,736,561 shares of the Company’s common stock that were previously issued to the investor in November 2023 and June 2021, with an exercise price of $5.00 and $4.125 per share, respectively, will be amended for $0.125 per amended warrant, effective upon the closing of the offering, so that the amended warrants will have a reduced exercise price of $0.7964 per share and will expire five years following the closing of the offering.

The securities described above are being offered by Reviva pursuant to a shelf registration statement on Form S-3 (File No. 333-262348), which was previously filed with the Securities and Exchange Commission (“SEC”) on January 26, 2022 and became effective on February 2, 2022. The securities may be offered only by means of a prospectus and prospectus supplement that form a part of the registration statement. A final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying base prospectus may be obtained for free by contacting Titan Partners Group LLC, a division of American Capital Partners, LLC, 4 World Trade Center, 29th Floor, New York, NY 10007, by phone at (929) 833-1246 or by email at prospectus@titanpartnersgrp.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Reviva

Reviva is a late-stage biopharmaceutical company that discovers, develops, and seeks to commercialize next-generation therapeutics for diseases representing unmet medical needs and burdens to society, patients, and their families. Reviva’s current pipeline focuses on the central nervous system (CNS), inflammatory and cardiometabolic diseases. Reviva’s pipeline currently includes two drug candidates, brilaroxazine (RP5063) and RP1208. Both are new chemical entities discovered in-house. Reviva has been granted composition of matter patents for both brilaroxazine and RP1208 in the United States, Europe, and several other countries.

Forward-Looking Statements

This press release contains “forward-looking statements” of Reviva within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements related to the timing and completion of its underwritten offering and the anticipated use of proceeds therefrom. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with market conditions and the satisfaction of customary closing conditions related to the offering. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Reviva’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Reviva’s most recent annual report on Form 10-K, and periodic reports on Form 10-Q and Form 8-K filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in Reviva’s other filings with the SEC, including those contained or incorporated by reference in the preliminary prospectus supplement and accompanying prospectus related to the public offering filed with the SEC. All information in this press release is as of the date of the release, and Reviva undertakes no duty to update this information unless required by law.

Corporate Contact:	Titan Partners Contact:
Reviva Pharmaceuticals Holdings, Inc.	(929) 833-1246
Laxminarayan Bhat, PhD	prospectus@titanpartnersgrp.com
www.revivapharma.com

Investor Relations Contact:
LifeSci Advisors, LLC
Bruce Mackle
bmackle@lifesciadvisors.com

Media Contact:
Kristin Politi
kpoliti@lifescicomms.com
(646) 876-4783